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EXHIBIT 3.7

AMENDMENT TO BYLAWS OF
HEALTHETECH, INC.
(formerly Calorie Management Systems, Inc. and prior to that formerly Mault
Calorimetry, Inc.)

Effective July 31, 2000

ARTICLE II

DIRECTORS

        Section 1.    Number, Election, Tenure and Qualification.    The authorized number of Directors shall be seven (7). Such number of authorized directors (and any subsequent number) may be changed from time to time by resolutions of the board of directors. The directors shall be elected at the annual meeting or at any special meeting of the stockholders, and each director elected shall hold office until his successor is elected and qualified, unless sooner displaced. Directors need not be stockholders. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director's term of office.

CERTIFICATE OF SECRETARY

        I hereby certify:

That I am the duly elected and acting Secretary of HealtheTech, Inc, (formerly Calorie Management Systems, Inc. and prior to that formerly Mault Calorimetry, Inc., a Delaware corporation); and

        That the foregoing Amendment to the Bylaws comprising of one (1) page, is a true and correct copy of the Amendment to Bylaws of the corporation as duly adopted by approval of the Board of Directors at a meeting held on July 31, 2000.

IN WITNESS WHEREOF, I have hereunder subscribed my name this 12th day April, 2001.

/s/ KAMAL HAMID Kamal Hamid, Secretary

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  EXHIBIT 3.7
AMENDMENT TO BYLAWS OF HEALTHETECH, INC. (formerly Calorie Management Systems, Inc. and prior to that formerly Mault Calorimetry, Inc.) Effective July 31, 2000
ARTICLE II DIRECTORS
CERTIFICATE OF SECRETARY